Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Arbitron Inc.:

     We consent to the use of our report dated February 9, 2001, with respect to the combined balance sheets of Arbitron, a division of Ceridian Corporation, as of December 31, 2000 and 1999, and the related combined statements of income, divisional equity (deficit) and comprehensive income, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland February 11, 2002